EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of May 14, 2010 (the “Effective Date”) by and among Kensington Leasing, Ltd., a Nevada corporation (“Kensington”), and Allianex Corp., a Nevada corporation and a wholly owned subsidiary of Kensington (the “Buyer,” and together with Kensington, the “Buyer Parties”), on the one hand, and Allianex, LLC, a California limited liability company (“Seller”), and Ken Rotman (the “Equity Holder”), on the other, with reference to the following facts:

A.

Seller is in the business of producing, marketing and distributing a line of technology support and security services for electronic devices that are contracted and paid for through prepaid cards distributed through retail, non-online sales (the “Seller Prepaid Card Business”).

B.

On the terms and subject to the conditions of this Agreement, Seller desires to sell and the Buyer Parties desire that Buyer purchase substantially all of Seller’s assets and the goodwill associated therewith.

C.

For purposes of this Agreement, capitalized terms used and not otherwise expressly defined herein shall have the respective meanings specified or referred to in Appendix I attached hereto.

NOW THEREFORE, with reference to the facts set forth in the Recitals and in consideration of the mutual covenants, conditions, representations and warranties hereinafter set forth, the parties agree as follows:

1.

Purchase and Sale of Acquired Assets

1.1

On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, at the Closing Date, all of Seller’s right, title and interest in and to all of its assets other than the Retained Assets (the “Acquired Assets”), free and clear of all Encumbrances, including without limitation the following:

(a)

Any and all Contracts (the “Assumed Contracts”), other than the Contracts listed as Retained Assets, including but not limited to those Contracts listed on Schedule 1.1(a) of the Seller Disclosure Schedule;

(b)

Any and all Acquired Intellectual Property, including but not limited to the Intellectual Property listed on Schedule 1.1(b) of the Seller Disclosure Schedule;

(c)

After repaying the Bridge Advance (excluding the Forgiven Bridge Amount), any and all of Seller’s cash on hand or in Seller’s Bank Accounts, including but not limited to the Bank Accounts listed on Schedule 1.1(c) (the “Transferred Cash”);

(d)

All Accounts Receivable of Seller, including but not limited to those listed in the Closing Asset Schedule;

(e)

The leasehold interests in real property, buildings and improvements thereon, and easements, rights of way and other rights appurtenant thereto;

(f)

All Inventory and Inventories of work-in-progress, active job orders, and other accessories thereto, of Seller including but not limited to the Inventory identified on the Closing Asset Schedule;

(g)

Any and all furniture, fixtures, equipment, machinery, office and other supplies, computer equipment, and other tangible personal property of Seller (“Tangible Assets”), other than such tangible personal property identified as Retained Assets;

(h)

The Seller’s current and prospective client list and client data;

(i)

All Software, including but not limited to the Software listed on Schedule 1.1(i) of the Seller Disclosure Schedule;

(j)

All books and records used or held for use of the Seller Prepaid Card Business or otherwise relating to the Seller Prepaid Card Business;

(k)

The name “Allianex” and all derivatives and derivations thereof used by Seller;

(l)

All goodwill and going concern value of Seller; and

(m)

All other assets owned by Seller, other than the Retained Assets, whether or not such assets are included in the Seller Disclosure Schedule.

1.2

Anything in Section 1.1 to the contrary notwithstanding, the following assets, properties and rights shall not be Acquired Assets (the “Retained Assets”):

(a)

The minute books, Charter Documents, stock transfer books and records, and corporate seal of Seller;

(b)

Payments made and to be made to Seller pursuant to this Agreement and other rights of Seller hereunder;

(c)

That certain Memorandum of Understanding, dated August 3, 2009, between AdMax Media, Inc. and Seller;

(d)

Any Contracts between Seller and any of its officers, managers, directors, or members, or between Seller and Equity Holder;

(e)

Any employment or compensatory agreements of Seller;

(f)

Any Contracts rejected by Buyer pursuant to Section 1.5; and

(g)

Any tangible personal property listed on Schedule 1.2(f) of the Seller Disclosure Schedule; provided however that Seller agrees to permit the Buyer Parties access and use of such tangible personal property to the extent that such access may be reasonably required by the Buyer Parties in connection with the continuing operation of the business associated with the Acquired Assets.

1.3

Effective on the Closing Date, Seller hereby constitutes and appoints Buyer, its successors and assigns, the true and lawful attorney of Seller with full power of substitution, in Seller’s name and stead, but on behalf and for the benefit of Buyer, its successors and assigns: (i) to collect, demand and receive any and all of the Acquired Assets transferred hereunder and to give receipts and releases for and in respect of the same; (ii) to institute and prosecute in Seller’s name, or otherwise, and at Buyer's costs and expense, for the benefit of Buyer, any and all Proceedings; and (iii) to take any and all other reasonable action designed to vest more fully in Buyer the Acquired Assets in order to provide for Buyer the benefit, use, enjoyment and possession of the Acquired Assets.  Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

1.4

After the Closing, Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, Proceedings, Accounts Receivable, Contract, sales order, or purchase order, of any character, or any other item constituting a part of the Acquired Assets.  After the Closing Date, Seller shall permit Buyer to endorse with the name of Seller for deposit in Buyer’s account any checks or drafts received in payment thereof.  After the Closing Date, Seller hereby agrees to cooperate with Buyer to notify any and all account debtors, suppliers, distributors, or other Persons related to the Seller Prepaid Card Business regarding the transfer of the Seller Prepaid Card Business to Buyer. If Seller or the Equity Holder is contacted by any actual or potential customers of Buyer, Seller and/or the Equity Holder shall refer any and all such customers to Buyer; provided, however, that neither Seller nor the Equity Holder shall have any liability to Buyer solely by reason of any reasonable delay in referring such customer to Buyer and neither the delay nor failure of Seller or the Equity Holder to refer any such customer shall in itself constitute a violation of any of their obligations under Section 13 of this Agreement.

1.5

If after the Closing Date, Seller or Buyer identifies any right, title or interest in or to any asset that such Party believes should be an Acquired Asset, such Party shall notify the other Parties hereto and the Parties shall determine whether to include such asset as an Acquired Asset.  If such asset would have been an Acquired Asset as of the date hereof or at the Closing Date, Seller shall promptly transfer and assign such right, title and interest to Buyer for no further consideration; provided, however, that Buyer shall retain the right in its sole discretion to reject the transfer of any such asset, in which case it shall be deemed a Retained Asset.  For the avoidance of doubt, Buyer shall not be required to accept any additional asset and, if Buyer accepts such asset, to assume the obligations associated with such asset other than obligations arising after the Closing.

1.6

Buyer shall not assume, become responsible for, or incur, any Liability of Seller of any nature whatsoever, whether arising before or after the Closing Date, other than the following obligations of Seller (the “Assumed Obligations”):

(a)

Any and all of Seller’s obligations arising after the Closing Date under the Assumed Contracts; and

(b)

The Accounts Payable set forth on the Closing Asset Schedule.

1.7

For avoidance of doubt, the Assumed Obligations shall not include, without limitation, the following:

(a)

Any compensation or benefit expenses of Seller; and

(b)

Any Tax liability of Seller.

1.8

Seller shall be liable for the payment of any and all sales and use Taxes arising out of the transfer of the Acquired Assets.

2.

Purchase Price

2.1

As consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets, the Buyer Parties agree to the following purchase price (the “Purchase Price”):

(a)

At Closing, Buyer shall pay to Seller cash in an amount equal to $75,000 (the “Closing Cash Payment”);

(b)

At Closing, Kensington shall issue to Seller 575,000 shares of Common Stock (the “Closing Shares”);

(c)

At Closing, Buyer shall forgive the Forgiven Bridge Amount;

(d)

The Buyer Parties shall pay to Seller the Earn-Out Payments as provided in Section 2.2 hereof.

2.2

Subject to the terms and conditions of this Section 2.2, as additional consideration for the Acquired Assets, Seller shall be entitled to receive from Buyer, and Buyer shall be required to pay to Seller, the following additional consideration.

(a)

For each fiscal quarter (each an “Earn-Out Quarter”), starting with the quarter ending September 30, 2010 and ending with the quarter ending June 30, 2013 (the “Earn-Out Period”), the Buyer Parties shall pay to Seller an amount (each payment, an “Earn-Out Payment”) equal to (i) 25% of the Subject EBITDA from the first day of the Earn-Out Period through the end of such fiscal quarter, less (ii) the aggregate amount of Earn-Out Payments prior to such date.

(b)

The “Subject EBITDA” shall be: (i) for all Earn-Out Quarters prior to the time (if ever) that Kensington commences or acquires another business and shall have incurred more than an $100,000 of expenses in connection with the acquisition, start-up and operation of such business, the consolidated EBITDA of Kensington and Buyer; (ii) for all Earn-Out Quarters including and following the Earn-Out Quarter in which Kensington acquires or commences another business (either directly or through another subsidiary), and shall have incurred in excess of $100,000 of expenses in connection with the acquisition, start-up and operation of such other business, and for so long as Kensington directly or indirectly operates one or more other businesses, the EBITDA of Buyer adjusted to include, as expenses, an allocation of the general and administrative costs and expenses of Kensington (e.g., salaries and benefits, rents, insurance, SEC filing fees, auditing and legal expenses, etc.), financing costs (e.g., bank or other debt financing) and other enterprise costs of Kensington.  Such expenses shall be allocated among Buyer and the other businesses of Kensington in the same manner they are allocated for financial reporting purposes or, if not so allocated, in a fair and reasonable manner.  In addition; if financing costs are specifically for Buyer or another Kensington business (including the acquisition of such business), such financing costs shall be allocated only to such business.

(c)

For avoidance of doubt, in the event that the actual payment by the Buyer Parties to Seller for a particular Earn-Out Quarter is less than the Earn-Out Payment calculated above for a particular Earn-Out Quarter (e.g. because of a setoff to indemnification claims under Section 15 of this Agreement or otherwise), the amount of the Earn-Out Payment for such Earn-Out Quarter shall not be deemed to be reduced for purposes of calculating Earn-Out Payments for future Earn-Out Quarters.

(d)

Buyer shall pay the Earn-Out Payment for each Earn-Out Quarter no later than five Business Days following the earlier of (i) the date on which Kensington files its quarterly or annual report with the SEC which contains the financial statements for the fiscal quarter to which such Earn-Out Payment relates, or (ii) the date which is 60 days after the end of the fiscal quarter (other than the last fiscal quarter of the fiscal year) or 120 days after the end of the fiscal year, as applicable.  Notwithstanding the foregoing, Seller and the Equity Holder shall reasonably cooperate with Buyer Parties if Kensington is unable to file its quarterly or annual report with the SEC that contains the financial statements for the fiscal quarter within the periods set forth in clause (ii) of the preceding sentence.

(e)

Each Earn-Out Payment shall be payable 25% in cash and 75% in shares of Common Stock (the “Earn-Out Shares”).  The number of Earn-Out Shares shall equal the amount of the Earn-Out Payment issuable in Earn-Out Shares, divided by the greater of (i) the Floor Value and (ii) the lesser of (x) the Fair Market Value of the Common Stock on the last trading day of the quarter for which the Earn-Out Payment relates and (y) the Ceiling Value; provided, however, that (i) if the Fair Market Value of the Common Stock is less than the Floor Value, Buyer shall notify Seller in writing, and Seller may elect to receive that portion of the Earn-Out Payment in cash rather than Earn-Out Shares by written notice to Buyer within three Business Days from receipt of Buyer’s notice, and (ii) if the Fair Market Value of the Common Stock is greater than the Ceiling Value, Buyer shall notify Seller in writing, and Buyer may elect to pay that portion of the Earn-Out Payment in cash rather than Earn-Out Shares by indicating such election in the written notice provided to Seller.  Notwithstanding anything in this Section to the contrary, if the issuance of the Earn-Out Shares would violate any applicable Legal Requirement, Buyer, in its discretion, may either (i) make the payment in cash rather than Earn-Out Shares or (ii) promptly take action to avoid or remove the violation of any applicable Legal Requirement and defer the issuance of the Earn-Out Shares until the completion of such action; provided, however, that Kensington and Buyer shall use their commercially reasonable efforts to complete such action promptly.  The Buyer Parties covenant to use their commercially reasonable efforts to ensure that the issuance of the Earn-Out Shares will not violate any applicable Legal Requirement.

(f)

If following the calculation of the Earn-Out Payment for any Earn-Out Quarter, the Buyer Parties make an adjustment or adjustments to their financial statements that would change the Subject EBITDA for such Earn-Out Quarter (i.e. audit adjustments during the course of the annual audit, responding to comments by the SEC, etc.), the Earn-Out Payments shall be recalculated accordingly, and shall be reflected in the next succeeding Earn-Out Payment or, if no further Earn-Out Payments are to be made, the Buyer shall pay Seller, or the Seller shall repay Buyer, as appropriate, the difference in the same manner as all Earn-Out Payments (25% cash and 75% Earn-Out Shares).  Notwithstanding the foregoing, no adjustment shall be made for any adjustments made after the finalization of the audit of the Buyer Parties financial statements covering final quarter(s) of the Earn-Out Period.

(g)

If the number of Earn-Out Shares to be issued exceeds the amount of authorized and unissued Common Stock, at the option of Seller, either (i) any amount of Earn-Out Payment payable in Earn-Out Shares in excess of the number of shares of Common Stock available for issuance shall be payable in cash, or (ii) Kensington shall promptly take such action as may be reasonably necessary to increase the amount of authorized and unissued Common Stock so as to permit the issuance of the Earn-Out Shares.

(h)

The Buyer Parties agree that during the Earn-Out Period, without the prior written consent of Seller, Buyer will not engage in or acquire any business other than the Prepaid Card Business.

(i)

In the event of a Sale of Buyer prior to the end of the Earn-Out Period: (i) the Earn-Out shall terminate; (ii) if the Sale of Buyer is the sale of the capital stock of Buyer by Kensington, an amount equal to 25% of the difference between the proceeds of the sale realized by Kensington less the book value of such capital stock of Buyer, as reflected on Kensington’s non-consolidated balance sheet, shall be deemed income in computing the Subject EBITDA for the Earn-Out Quarter in which the Sale of Buyer occurs; and (iii) if the Sale of Buyer is the sale by Buyer of all or substantially all of its assets, the gain on sale shall be included in the Subject EBITDA for the Earn-Out Quarter in which the Sale of Buyer occurs.  The “Sale of Buyer” shall mean either the sale by Kensington of all of the capital stock of Buyer, either directly or through a merger or other reorganization, or sale by Buyer of all or substantially all of its assets.

2.3

Buyer and Seller shall allocate the Purchase Price among the Acquired Assets in accordance with their fair market values in the order required by Section 1060 of the Code and the Treasury regulations promulgated thereunder and each shall (a) timely file all forms and tax returns required to be filed in connection with such allocation, and (b) prepare and file tax returns on a basis consistent with such allocation.

3.

Closing

3.1

The closing (the “Closing”) of the purchase and sale of the Acquired Assets shall take place at 1801 Century Park East, Suite 1600, Los Angeles, CA 90067, or such other place and on such date on or before May 18, 2010 as the parties may agree upon in writing (such time of closing, the “Closing Date”).

3.2

All proceedings to be taken and all documents to be executed and delivered by Seller and the Equity Holder in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer Parties and their counsel.  All proceedings to be taken and all documents to be executed and delivered by the Buyer Parties in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and its counsel.  All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no proceedings shall be deemed to have been taken nor any documents executed or delivered until all have been taken, executed and delivered.

4.

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller and the Equity Holder hereby represent and warrant to Buyer on a joint and several basis that:

4.1

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of California.  Seller has the requisite power and authority to own and operate its assets, properties, and business and to carry on its business as now conducted.

4.2

Seller has the requisite power and authority to execute and deliver this Agreement and any other agreements contemplated hereby to which it is a party and to perform any obligations hereunder and thereunder.  This Agreement and any other agreements contemplated hereby to which Seller is a party have been duly executed and delivered by Seller and, assuming due execution and delivery hereof and thereof by the Buyer Parties, constitute the valid, binding and enforceable obligations of Seller, enforceable against Seller in accordance with their terms.

4.3

Seller is the sole and exclusive owner of, and has good and marketable title to, all the Acquired Assets and the Acquired Assets are free and clear from any Encumbrances.  Each tangible item of the Acquired Assets is in good operating condition and repair, reasonable wear and tear excepted, usable in the ordinary course of business, adequate for the uses to which it is being put, and is not, in any material respect, in violation of any applicable Legal Requirement.  Seller has not agreed to Transfer any of the Acquired Assets to any other Person, other than the sale of inventory in the ordinary course of business.  The Acquired Assets include all the operating assets, together with the goodwill, associated with the Prepaid Card Business of the Seller. The Seller Prepaid Card Business is the only business conducted by Seller.  Schedule 4.3 to the Seller Disclosure Schedule sets forth a list of all of Seller’s Inventory as of April 30, 2010.

4.4

All of the Equity Interests of Seller are owned by the Equity Holder.  Seller does not own of record or beneficially any Equity Interests of any Person.

4.5

Neither the execution and delivery of this Agreement nor the performance of Seller’s obligations contemplated hereby will (a) violate the Charter Documents of Seller, (b) violate or conflict with any Order or applicable Legal Requirement of any Governmental Body having jurisdiction over Seller or its assets or properties, (c) result in the acceleration of obligations, breach or termination of, or constitute a default under, any Contract to which Seller is subject, or (d) result in the creation of any Encumbrance upon any of the Acquired Assets.  Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Seller to obtain any Consent from any Governmental Body or under any Contract to which Seller is subject.

4.6

Seller is, and after giving effect to the transactions contemplated hereby, will be, solvent, and the value of its assets, at a fair valuation, is, and after giving effect to the transactions contemplated hereby, will be, greater than all of its debts.  Seller has not at any time (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (c) suffered the appointment of a receiver to take possession of all or any portion of its assets, (d) suffered the attachment or judicial seizure of all or any portion of its assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally.

4.7

Seller does not own or lease any real property.

4.8

Neither Equity Holder nor any of his Affiliates (a) has any direct or indirect ownership interest in any supplier, customer, lessor, sublessor, or other Person that does business with Seller or (b) has any direct or indirect ownership interest in the Acquired Assets (other than solely by reason of such Person’s ownership of Equity Interests of Seller).

4.9

Seller is in material compliance with all applicable Legal Requirements.  There is no Proceeding pending, or to the Knowledge of Seller threatened, involving Seller or any of its assets or any of its directors, officers, managers or employees in their capacities as such.

4.10

Seller has filed, on a timely basis, all Tax Returns and all required reports and estimates for all years and periods for which such Tax Returns, reports and estimates were due, and all such Tax Returns, reports and estimates were prepared in the manner required by applicable law.  Each such Tax Return and/or report properly reflected, and did not understate, the income, the taxable income, and the liability for Taxes and transfer Taxes of Seller in the relevant taxation period covered by the Tax Return or report.  Seller has paid in full all Taxes and transfer Taxes that are (or were) due and payable by it.  Seller has not ever received written notice from any Governmental Body in a jurisdiction where it does not currently file Tax Returns or reports to the effect that it is or may be subject to taxation by that jurisdiction. Seller has withheld amounts from its employees in compliance with the Tax withholding provisions of applicable law.

4.11

The Seller Financial Statements are complete and correct, have been prepared from the books and records of Seller in accordance with GAAP consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes.  The Seller Financial Statements present fairly the financial condition, results of operations, changes in equity and changes in cash flows of Seller as of the dates thereof and for the periods specified therein. Except as set forth in the most recent balance sheet contained in the Seller Financial Statements or trade payables incurred in the ordinary course of business of Seller after such date, Seller has no Liabilities.

4.12

Since December 31, 2009, and except for the Bridge Loan (which was repaid in full and cancelled prior to the date of this Agreement) and the Bridge Advance, Seller has operated only in the ordinary course of business consistent with past practices and Seller has not:

(a)

Suffered any change in the condition (financial or otherwise), results of operations, assets, liabilities or manner of conducting its business, other than changes arising in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect;

(b)

Adopted, entered into or amended any Employee Benefit Plan, or increased the compensation payable or to become payable to, or increased the contractual term of employment of, any employee except, with respect to employees who are not officers or directors, in the ordinary course of business;

(c)

Acquired, Transferred or granted any interest in any of its assets or properties, whether tangible or intangible, except in the ordinary course of business;

(d)

Permitted the imposition of any Encumbrance on any interest in any of its assets or properties, whether tangible or intangible, except in the ordinary course of business;

(e)

Suffered any material damage, destruction or casualty loss of any inventory or tangible assets, whether or not covered by insurance;

(f)

Transferred or permitted the lapse of any material Intellectual Property right or termination of any Contract related to any material Intellectual Property right under which Seller (insofar as it is used solely by Seller) has any right or license;

(g)

Incurred any Indebtedness;

(h)

Acquired or invested in any other companies or businesses, whether or not such acquisitions/investments are in the ordinary course of business;

(i)

Declared, paid, or set aside for payment, any dividends or distributions;

(j)

Purchased, redeemed, issued, sold, Encumbered, granted or otherwise acquired or disposed of any of its Equity Interests;

(k)

Made any capital expenditures, other than in the ordinary course of business;

(l)

Entered into any Contract to lease or purchase real property; or

(m)

Made material changes in (i) any of its business policies or practices applicable to the Seller Prepaid Card Business, including, without limitation, those relating to advertising, marketing, purchasing, personnel, the collection of Accounts Receivable or the payment of Accounts Payable, or (ii) the types or nature of its services, other than changes that are related to the transactions contemplated by this Agreement or that arise in the ordinary course of business;

(n)

Except reimbursement of expenses, made any payment or incurred any obligation to any Affiliates of Seller in any capacity (including as an officer and employee of Seller); or

(o)

Agreed or committed to do any of the foregoing.

4.13

Seller makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect Seller’s transactions and dispositions of assets.  The present system of internal accounting controls of Seller, which will be maintained pending the Closing Date, reasonably assures that transactions are recorded as necessary to (a) permit the preparation of financial statements on a basis consistent with past practices, (b) fairly present the financial condition and results of operations of Seller, and (c) maintain accountability for assets. Seller has not used any improper accounting practices to incorrectly reflect or not reflect any of its assets, liabilities, revenues or expenses.

4.14

Seller has no Accounts Receivable as of April 30, 2010.  The Accounts Receivable of Seller are reflected properly on its books and records and are valid receivables subject to no setoffs or counterclaims, and to the Knowledge of Seller, all such receivables have been or will be collected in the ordinary course of business at their recorded amounts.

4.15

Schedule 4.15 to the Seller Disclosure Schedule sets forth a list of all of Seller’s Accounts Payable as of April 30, 2010.  The Accounts Payable of Seller are reflected properly on Seller’s books and records and are valid trade payables incurred and payable in the ordinary course of business and no Accounts Payable are past due, or will be past due as of the Closing Date.

4.16

Seller’s principal business is not the sale of inventory from stock, as defined under the Bulk Sales Laws.

4.17

Schedule 4.17 to the Seller Disclosure Schedule sets forth a list of all of Seller’s suppliers and customers during the period from January 1, 2009 to the date of this Agreement. No supplier, customer or distributor within the past twelve months has notified Seller of the termination of its business relationship with Seller, and to the Knowledge of Seller, no such supplier, customer or distributor has terminated or threatened to terminate its business relationship with Seller.  Seller has not received any written or oral notice that any supplier, customer or distributor of Seller intends to terminate its business relationship with Seller prior to or after the Closing Date.  Seller is not a party to, nor bound by, any Contract that restricts the conduct of its business anywhere in the world or contains any unusual or burdensome provisions that could reasonably be expected to have a Material Adverse Effect.

4.18

With respect to each Contract to which Seller is a party or is otherwise subject, including but not limited to the Assumed Contracts:  (a) Seller has delivered to Buyer a correct and complete copy of each such Contract, as amended to date (including the Ocenture Agreement), and no other agreements exist that limit the rights set forth in such Contracts; (b) Seller is not in default or breach of its obligations thereunder; and (c) no claim of default or breach has been made against Seller thereunder, and no event has occurred which, with the passage of time or the giving of notice, will result in the occurrence of a default or breach by Seller.  To the Knowledge of Seller, no other Person that is party to a Contract with Seller is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by such Person that is party to a Contract with Seller, or permit termination, modification or acceleration under such Contract.

4.19

All operations and activities of Seller with respect to the Acquired Assets have been in all material respects in compliance with all Legal Requirements and any and all Governmental Authorizations governing, or in any way relating to, the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge, emission, release or disposal (whether accidental or intentional) of Hazardous Substances.  Seller has not received any written notice of any Proceedings pending or threatened against the Seller by any Governmental Body or any Person relating to Hazardous Substances.

4.20

Schedule 1.1(b) sets forth a complete and accurate list of the Acquired Intellectual Property, and whether Seller owns or licensees such Acquired Intellectual Property (and if licensed, the name of the licensor and a description of the license), and such list represents all of the Intellectual Property of Seller.  Seller owns or possesses, or owns or possesses licenses or other valid rights to use, all Acquired Intellectual Property and, to Seller's knowledge, the conduct of the Seller Prepaid Card Business as now being conducted and the use of the Intellectual Property by Seller does not infringe or conflict with, nor has it been alleged to infringe or conflict with, any patents, trademarks, trade names or copyrights or other Intellectual Property rights of others.  There are no pending re-examination, opposition, interference, cancellation or other Proceedings with respect to any of the Acquired Intellectual Property, no Order has been rendered by any court of law or authority, and no Proceeding or pending litigation in a court of law exists to which Seller is a party, which would prevent Seller or the Buyer Parties from using or enjoying any of the Acquired Intellectual Property.

4.21

Seller currently does not have any employees or officers.  Seller has not entered into any written employment, consulting or severance agreement with any of its directors, officers, or employees or any agreement prohibiting or restricting the termination of his or her employment.  Seller is not subject to any Employee Benefit Plan.  No current officer or employee of Seller will be entitled to any severance payments upon his or her termination of employment, and no former officer or employee of Seller currently is receiving such severance payments; and no director, officer, or employee of Seller is entitled to receive a bonus or other compensation payment based upon the completion of the transactions contemplated by this Agreement.

4.22

No Person has acted as a finder, broker, or other intermediary on behalf of Seller or the Equity Holder in connection with this Agreement or the transactions contemplated hereby, and no Person is entitled to any broker’s or finder’s fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Seller or the Equity Holder.

4.23

No representation or warranty of Seller contained in this Agreement or in any schedule, exhibit, agreement, or document delivered pursuant to this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

5.

Equity Holder Representations

The Equity Holder hereby represents and warrants to Buyer that:

5.1

The Equity Holder has the requisite power and authority to execute and deliver this Agreement and any other agreements contemplated hereby to which he is a party and to perform any obligations hereunder and thereunder.  This Agreement and any other agreements contemplated hereby to which he is a party have been duly executed and delivered by the Equity Holder and, assuming due execution and delivery hereof and thereof by Buyer and/or Seller, as the case may be, constitute the valid, binding and enforceable obligations of the Equity Holder, enforceable against the Equity Holder in accordance with their terms.

5.2

The execution and delivery of this Agreement and any other agreements contemplated hereby by the Equity Holder, and the performance of his obligations hereunder or thereunder, do not and will not violate or conflict with any Order or applicable Legal Requirement of any Governmental Body having jurisdiction over such Equity Holder or his assets or properties, except for violations, breaches, conflicts or defaults which would not have a material adverse effect on the ability of such Equity Holder to perform his obligations under this Agreement or any of the other agreements.  Neither the execution and delivery of this Agreement nor the performance of Seller’s obligations contemplated hereby will result in the breach or termination of, or constitute a default under, any Contract to which the Equity Holder is subject, including the Ocenture Agreement.  Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Seller to obtain any Consent from any Governmental Body or under any Contract to which Seller is subject.

5.3

Pursuant to the Ocenture Agreement, the Equity Holder has agreed to refrain from taking certain actions.  The Equity Holder is in compliance with his obligations under the Ocenture Agreement.  The Equity Holder’s involvement with a Person in the Prepaid Card Business, including but not limited to the Equity Holder’s performance of services for Seller prior to Closing or Equity Holder’s performance of services for Buyer pursuant to the Employment Agreement, will not result in a breach of the Ocenture Agreement.

5.4

The Equity Holder is an “accredited investor” with respect to Buyer, as such term is defined in Regulation D of the SEC under the Securities Act.

6.

Securities Representations

6.1

Seller represents and warrants to Kensington that:

(a)

Seller will acquire the Shares for Seller’s own account for investment and not with a view to, or for resale in connection with, a distribution of the Shares within the meaning of the Securities Act.  In that regard, Seller understands that (i) the Shares have not been registered under the Securities Act or under any state securities laws and are therefore “restricted securities”; and (ii) the Shares may not be Transferred unless they are registered under the Securities Act or an exemption from such registration is available.

(b)

Seller understands that an investment in the Shares involves risk.

(c)

Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in the Shares and in protecting Seller’s own interests in connection with this transaction; and Seller has had the opportunity to investigate the business and affairs of the Buyer Parties and to ask questions of the Buyer Parties’ officers, either directly or through Seller’s authorized representatives; and

(d)

Seller is an “accredited investor” as defined in Regulation D under the Securities Act.

6.2

The Equity Holder represents and warrants to Kensington, in connection with its receipt of any Shares as a distribution from Seller, that:

(a)

The Equity Holder will acquire the Shares for such Equity Holder’s own account for investment and not with a view to, or for resale in connection with, a distribution of the Shares within the meaning of the Securities Act.  In that regard, such Equity Holder understands that (i) the Shares have not been registered under the Securities Act or under any state securities laws and are therefore “restricted securities”; and (ii) the Shares may not be Transferred unless they are registered under the Securities Act or an exemption from such registration is available;

(b)

Such Equity Holder understands that an investment in the Shares involves risk;

(c)

Such Equity Holder has such knowledge and experience in financial and business matters that the Equity Holder is capable of evaluating the merits and risks of an investment in the Shares and in protecting such Equity Holder’s own interests in connection with this transaction; and such Equity Holder’s has had the opportunity to investigate the business and affairs of the Buyer Parties and to ask questions of the Buyer Parties’ officers, either directly or through Seller’s authorized representatives; and

(d)

Such Equity Holder is an “accredited investor” as defined in Regulation D under the Securities Act.

6.3

Seller and the Equity Holder understand and agree that each certificate evidencing the Shares will bear the following or a similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘ACT’) AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.”

Seller agrees that Buyer may place stop orders on each certificate evidencing any of the Shares with its transfer agent, if any, to the same effect as the legend set forth in this Section 6.3.

6.4

The Buyer Parties agree that Seller's distribution of any of the Closing Shares or the Earn-Out Shares to the Equity Holder shall not constitute a violation of any of Seller's representations and warranties.

7.

Representations and Warranties of Buyer

The Buyer Parties hereby represent and warrant to Seller and the Equity Holder on a joint and several basis that:

7.1

Each of Kensington and Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada.  Each of Kensington and Buyer has the requisite power and authority to own and operate its assets, properties and business and to carry on its obligations hereunder.

7.2

Each of Kensington and Buyer has the requisite power and authority to execute and deliver this Agreement and any other agreements contemplated hereby to which it is a party and to perform any obligations hereunder and thereunder.  This Agreement and any other agreements contemplated hereby to which it is a party have been duly executed and delivered by each of Kensington and Buyer and, assuming due execution and delivery hereof and thereof by Seller and the Equity Holder, as the case may be, constitute the valid, binding and enforceable obligations of each of Kensington and Buyer, enforceable against each of Kensington and Buyer in accordance with their terms.

7.3

Neither the execution and delivery of this Agreement nor the performance of the obligations of either Kensington or Buyer contemplated hereby will (a) violate the Charter Documents of either Kensington or Buyer, (b) violate or conflict with any Order or applicable Legal Requirement of any Governmental Body having jurisdiction over either Kensington or Buyer or their assets or properties, or (c) result in the acceleration of obligations, breach or termination of, or constitute a default under, any Contract to which Kensington or Buyer is subject.  Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Kensington or Buyer to obtain any Consent from any Governmental Body or under any Contract to which either Kensington or Buyer is subject.

7.4

The authorized capital stock of Kensington consists of 100,000,000 shares of Common Stock, of which 6,313,000 shares (the “Kensington Shares”) are issued and outstanding as of the Effective Date.  The authorized capital stock of Buyer consists of 100 shares of common stock, of which 100 shares are outstanding and owned by Kensington.  All of the Kensington Shares have been validly issued and are fully paid and non-assessable, and were issued in compliance with all applicable federal and state securities laws.  Buyer has no outstanding Stock Equivalents, and Kensington has no outstanding Stock Equivalents other than an option to purchase 24,000,000 shares of Common Stock.  Neither Kensington nor Buyer is a party to any Contract requiring it to purchase, redeem or otherwise acquire, any Kensington Shares or any shares of the capital stock of Buyer.

7.5

Kensington has made all filings with the SEC required to be filed by it under the Exchange Act since January 1, 2009.  Kensington’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), and each filing by Kensington with the SEC after the filing of the 2009 Form 10-K: (a) did not contain any untrue statement of a material fact and did not omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.  The financial statements of Kensington included in the 2009 Form 10-K were prepared in accordance with GAAP (except, with respect to any unaudited financial statements, as permitted by applicable SEC rules or requirements) applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Kensington as of the dates thereof and the results of operations of Kensington for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

7.6

No representation or warranty of Kensington or Buyer contained in this Agreement or in any schedule, exhibit, agreement, or document delivered pursuant to this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

7.7

The Charter Documents of Kensington are those included as Exhibits 99.2 and 99.2A to the Form 10 filed by Kensington with the SEC on January 15, 2009, and such Charter Documents have not been amended and remain in full force and effect.

8.

Covenants

8.1

From the date hereof until the Closing, each Party to this Agreement agrees to provide reasonable cooperation to the other Party in the performance of all obligations under this Agreement.  Each Party shall use its reasonable efforts to satisfy or cause to be satisfied, at or prior to the Closing, the conditions to the other Party’s Closing obligations under this Agreement.

8.2

From the date hereof until the Closing, Seller shall, and the Equity Holder shall cause the Seller to, permit representatives of Buyer to have full access to all premises, properties, books and records, Contracts, tax records, and documents of or pertaining to Seller or relating to the Acquired Assets.  Subject to the provisions of Section 12 hereof, all information provided to any of the Buyer Parties and all information to which either of the Buyer Parties shall have access under this Section shall be considered the Confidential Information of Seller.

8.3

From the date hereof until the Closing, Seller shall, and the Equity Holder shall cause the Seller to, permit the Auditors to have full access to all premises, properties, books and records, contracts, tax records, and documents of or pertaining to Seller or relating to the Acquired Assets.  Seller and the Equity Holder shall cooperate with the Auditors in the conduct of the Audit and take such actions as the Auditors may reasonably request.  Subject to the provisions of Section 12 hereof, (a) all information provided to the Auditors and all information to which the Auditors shall have access under this Section shall be considered the Confidential Information of Seller and (b) the Buyer Parties shall cause the Auditors to comply with the provisions of Section 12 hereof.  All costs and expenses of the Audit shall be paid by Buyer.

8.4

The Equity Holder shall cause Seller to comply timely with each and every covenant, obligation and agreement under this Agreement.

8.5

From the date hereof until the Closing, unless Buyer shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Seller shall not take any action that would require Seller to schedule an exception to its representations or warranties under Section 4 of this Agreement.

8.6

From the date hereof until the Closing, Seller shall disclose to Buyer as soon as practicable any change in circumstances of Seller or event prior to the Closing Date that may affect the truthfulness, accuracy and completeness of the representations and warranties made by Seller in Section 4 of this Agreement.

8.7

Other than the Employment Agreement, Buyer may, but shall not be required, to, offer employment to any other employees of Seller.  Any employees of Seller who accept such employment will be employed in accordance with the standard employee policies and practices of Buyer, but nothing contained in this Section 8.7 shall be deemed to create an employment contract between Buyer and any such personnel.  Notwithstanding anything to the contrary contained in this Agreement, unless otherwise provided in a separate agreement between Buyer and such employee, all such employees shall be employees at will and nothing expressed or implied in this Agreement will obligate Buyer to provide continued employment to any such employee for any specific period of time following the Closing Date.

8.8

From the date hereof until the Closing, Seller will not, without the prior written consent of Buyer, directly or indirectly: (a) issue any Equity Interests, sell all or any material portion of its assets, or merge or consolidate with any Person, and Equity Holder will not Transfer any of its Equity Interests of Seller (each of such actions being an “Acquisition Proposal”); (b) solicit offers for, offer up or seek any Acquisition Proposal; (c) initiate, encourage or provide any documents or information to any third party in connection with, or negotiate with any Person regarding any inquiries, proposals or offers relating to any Acquisition Proposal; or (d) enter into any agreement or discussions with any Person (other than Buyer) with respect to any Acquisition Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.8 by any Affiliate, agent or representative of Seller or the Equity Holder shall be a breach of Section 8.8 by the applicable Party.  Upon execution of this Agreement, each of Seller and the Equity Holder shall, and shall cause their respective Affiliates, agents and representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal and promptly request that all Confidential Information with respect thereto furnished on behalf of Seller be returned.

8.9

Seller and the Equity Holder shall cooperate with Kensington in the preparation of any and all reports that Kensington is required to file with the SEC, including any current reports on Form 8-K required to be filed regarding the execution of this Agreement or the Closing, and take such actions as Kensington may reasonably request in connection therewith.  Kensington hereby covenants that it shall diligently work to complete the preparation of any and all reports required to be filed with the SEC by Kensington as promptly as practicable.

8.10

Upon execution of this Agreement, Buyer shall advance to Seller $100,000 (the “Bridge Advance”) for the purposes of facilitating Seller's payment of its operating costs and expenses between the date hereof and the Closing Date.  The unpaid principal of the Bridge Advance shall bear interest at the rate of 10% per annum.  Seller may use the Bridge Advance solely to pay Approved Pre-Closing Costs.  Seller agrees to repay the Bridge Advance at the Closing, provided, however, that if Seller has not breached any of its obligations under this Agreement prior to the Closing, and Seller does not have cash at the Closing (excluding the $75,000 cash payment made by Buyer to Seller at the Closing) in excess of $100,000, Seller shall not be obligated to repay the amount by which the Bridge Advance exceeds Seller’s cash at Closing to the extent the proceeds of the Bridge Advance were used for Approved Pre-Closing Costs (the “Forgiven Bridge Amount”).  If this Agreement is terminated for any reason, the full amount of the Bridge Advance, plus interest, shall be due and payable within 3 business days of such termination. The Buyer Parties acknowledge and agree that Seller shall be entitled to retain the $75,000 Closing Cash Payment made by Buyer to Seller at the Closing regardless of Seller's cash balance at Closing and the amount of Seller's cash available at Closing for payment of the Bridge Advance provided that Seller has not breached any of its obligations hereunder.  Other than as set forth herein, the Buyer Parties have no obligation or commitment to provide any loans, advances, or other financing to Seller.

8.11

For the purposes of financing the operation and development of Buyer's business following the Closing, Kensington shall make available to Buyer, either in the form of a capital contribution or an inter-company loan (or part capital contribution and part loan), as determined by Kensington in its sole discretion, the following amounts on or before the date indicated (the “Working Capital Funds”):

Date of Contribution	Amount of Contribution/Loan
At the Closing	$350,000 (including the amount of the Bridge Advance)
On or before August 31, 2010	$250,000
On or before February 28, 2011	$500,000

.

Buyer may use the Working Capital Funds for operating and working capital purposes.  If the Working Capital Funds are contributed in the form of a loan from Kensington to Buyer, such funds shall bear interest at a rate of 10% per annum.

9.

Conditions Precedent to the Obligations of Buyer

The obligation of Buyer to purchase the Acquired Assets at the Closing Date are, at its option, subject to fulfillment or waiver by Buyer of each of the following conditions:

9.1

Each representation and warranty of Seller contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Material Adverse Effect or similar phrases, in which case such representations and warranties shall be true and complete in all respects) on and as of the Closing Date and Seller shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

9.2

Each representation and warranty of the Equity Holder contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, Material Adverse Effect or similar phrases, in which case such representations and warranties shall be true and complete in all respects) on and as of the Closing Date and the Equity Holder shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by the Equity Holder prior to or at the Closing.

9.3

Since the date of this Agreement, there shall have been no material adverse changes in Seller’s assets (including, but not limited to, the Acquired Assets) or in the financial condition, operations, or prospects of Seller.

9.4

All Consents or amendments listed in Schedule 9.4 to the Seller Disclosure Schedule have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.

9.5

The Buyer Parties shall have conducted, at its expense, a due diligence examination of the Acquired Assets and, in its sole discretion, shall be satisfied with the results of its review.

9.6

Auditor, at Buyer Parties’ expense, shall have completed the Audit to the satisfaction of Buyer in its sole discretion, and issued its opinion without qualification, and such Audit shall indicate that Buyer is solvent and that the financial statements of Seller, as audited, shall be in all material respects consistent with the Seller Financial Statements.

9.7

Kensington shall have prepared for filing, to its reasonable satisfaction, a current report on Form 8-K to announce the Closing, and shall have verified to its reasonable satisfaction, the information about Seller contained in such current report on Form 8-K.

9.8

The Employment Agreement shall be in full force and effect and the Equity Holder shall be ready, willing and able to commence his employment with Buyer under the Employment Agreement and shall not have given notice that he desires to amend the Employment Agreement.

9.9

No Proceeding shall be pending or threatened before any court or Governmental Body that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to Buyer’s ability to obtain title to and possession of the Acquired Assets on the terms and conditions contemplated by this Agreement.

9.10

All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, shall have been duly and validly taken.

9.11

At Closing, all the Acquired Assets, including the Transferred Cash, shall have been transferred and delivered to Buyer.  The Bridge Advance, less the Forgiven Bridge Amount, shall be repaid to Buyer.

9.12

The following, in form and substance reasonably acceptable to the Buyer Parties, shall have been delivered to Buyer at or before Closing:

(a)

A bill of sale, assignment and assumption agreement, executed by Seller, and all the Acquired Assets shall have been transferred and delivered to Buyer;

(b)

A certificate from Seller and the Equity Holder certifying the conditions described in Sections 9.1 and 9.2 above have been satisfied;

(c)

A certificate executed by an officer of Seller including a complete and accurate list of all Accounts Receivable, Accounts Payable and Inventory as of the Closing Date, and setting forth the aging of such Accounts Receivable (the “Closing Assets Schedule”);

(d)

A copy of the most recent bank statement for each of Seller’s Bank Accounts, and a list of all deposits to and withdrawals from each such Bank Account from the date of the most recent bank statement up to and including the Closing Date;

(e)

A copy of a fully executed and authorized amendment to the Articles of Organization of Seller, changing the name of Seller from “Allianex, LLC” to another name satisfactory to Buyer, for Buyer to file with the Secretary of State of the State of California (the “Name Change Amendment”); and

(f)

Such other documents as Buyer may reasonably request.

10.

Conditions Precedent to the Obligations of Seller

The obligation of Seller to sell the Acquired Assets at the Closing Date are, at its option, subject to fulfillment or waiver by Seller of each of the following conditions:

10.1

All representations and warranties of the Buyer Parties made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date, and the Buyer Parties shall have performed or complied in all material respects (except to the extent such representations and warranties are qualified by materiality, Material Adverse Effect or similar phrases, in which case such representations and warranties shall be true and complete in all respects) with all agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

10.2

At Closing, Buyer shall have delivered to Seller the Closing Cash Payment.

10.3

At the Closing, Buyer shall have instructed its Transfer Agent to deliver to Seller a certificate in the name of Seller representing the Closing Shares.

10.4

The Employment Agreement shall be in full force and effect.

10.5

Buyer shall have acknowledged the Forgiven Bridge Amount.

11.

Further Assurance

Following the Closing, Seller and the Equity Holder agree to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer its right, title and interest in and to any of the Acquired Assets, to confirm the title of Buyer thereto, and to assist Buyer in exercising rights with respect to the Acquired Assets.

12.

Confidentiality

12.1

From the date hereof until the Closing, no Party to this Agreement shall use or disclose to any Person, directly or indirectly, any Confidential Information of any other Party to this Agreement; provided, however that the foregoing restriction shall not apply to the extent that: (a) such use or disclosure is required by an Order of a court of competent jurisdiction (provided that the Party who has received the Confidential Information (the “Receiving Party”) must promptly give the Party who disclosed the Confidential Information (the “Disclosing Party”) written notice of such Order), (b) such use or disclosure is authorized in writing by the Disclosing Party, (c) on or before the time of the alleged breach, the Confidential Information has been received by the Receiving Party from a third party without breach of a nondisclosure obligation of the third party, (d) on or before the time of the alleged breach, the Confidential Information has been disclosed to the public by the Disclosing Party or has otherwise become generally available to the public other than through a disclosure by a Receiving Party or by a Person acting in concert with such Person, or (e) such Confidential Information is required to be disclosed in any reports that Kensington is required to file with the SEC, including any current reports on Form 8-K required to be filed regarding the execution of this Agreement or the Closing.  Notwithstanding the foregoing, each Party may make Confidential Information available to their respective counsel, accountants and financial advisors; provided that the Receiving Party shall be liable for any unauthorized disclosure by such Persons.  With respect to Confidential Information of Seller that is related to the Acquired Assets, following the Closing such Confidential Information shall be deemed the Confidential Information of Buyer, with the effect that the Buyer Parties shall not be bound by any obligations under this Section 12 with respect to such Confidential Information, but the Seller and the Equity Parties shall be bound as required by Section 12.2.

12.2

Neither Seller nor the Equity Holder shall at any time after the Closing use or disclose to any Person, directly or indirectly, any Confidential Information of the Buyer Parties; provided, however that the foregoing restriction shall not apply to the extent that: (a) such use or disclosure is necessary to the performance of services for Buyer during the period that he or it is so employed, (b) such use or disclosure is required by an Order of a court of competent jurisdiction (provided that Seller and/or the Equity Holder must promptly give the Buyer Parties written notice of such Order), (c) such use or disclosure is authorized in writing by the Chief Executive Officer of Buyer, (d) on or before the time of the alleged breach, the Confidential Information has been received by Seller or the Equity Holder from a third party without breach of a nondisclosure obligation of the third party, or (e) on or before the time of the alleged breach, the Confidential Information has been disclosed to the public by Buyer or has otherwise become generally available to the public other than through a disclosure by the Equity Holder, Seller or by a Person acting in concert with such Person.

12.3

Each Party acknowledges that, in the event of any breach of the provisions of this Section 12, the Disclosing Party whose Confidential Information has been disclosed (the “Injured Party”) by the Receiving Party might not be fully or adequately compensated by recovery of damages alone.  Accordingly, each Party agrees that, in addition to any other relief to which the Injured Party may become entitled, the Injured Party will be entitled to temporary and permanent injunctive and other equitable relief, and that evidence of any breach of this Agreement will constitute, for the purposes of all judicial determinations of the issues of injunctive relief, conclusive proof of all elements necessary to entitle Injured Party to temporary and permanent injunctive relief against the party in breach.

13.

Non-Competition and Unfair Competition Covenant

13.1

To provide the Buyer Parties the full value of its acquisition of the Acquired Assets, and as a material inducement to the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and the Equity Holder agree to refrain from competing with the Buyer Parties to the extent provided in this Section 13.  Without the prior written consent of Buyer, neither Seller nor the Equity Holder shall, at any time during the period described in Section 13.2, directly or indirectly (whether as owner, principal, agent, partner, officer, employee, independent contractor, consultant, or otherwise) and whether or not for compensation:

(a)

Solicit for the purpose of hiring, or cause any person to solicit for the purpose of hiring, any officer or employee of the Buyer Parties who is or was an officer or employee on or before the Closing Date; or

(b)

Compete with (or have any ownership interest in any Person that competes with) Buyer in the Prepaid Card Business (i) in any county, city, or other geographic area in the United States (including, without limitation, each county in the States of California) or foreign country in which Seller has conducted its Prepaid Card Business prior to the date of this Agreement so long as Buyer carries on the Prepaid Card Business or a similar business in such place or places, or (ii) in any other domestic or foreign geographic area in which Buyer subsequently conducts the Prepaid Card Business during the time that the Equity Holder provides services for Buyer; provided, however, that the provisions of this Section 13.1 shall not be construed as prohibiting Seller or the Equity Holder from acquiring and passively owning up to one percent of the outstanding securities of any corporation whose common shares are traded on a national securities exchange.

13.2

The provisions of this Section 13 shall be effective for a period beginning on the Closing Date and ending on the third (3rd) annual anniversary of the Closing Date.  For avoidance of any doubt, the obligations of the Equity Holder under this Section 13 are in addition to any obligations provided for in the Employment Agreement or any other employment, engagement or consulting agreement between the Buyer Parties and the Equity Holder.

13.3

Buyer, Kensington, Seller and the Equity Holder agree that it is not their intention to violate any public policy or statutory or common law.  The Parties intend that the non-competition and unfair competition covenant contained in this Section 13 shall be construed as a series of separate covenants by Seller and the Equity Holder, one for each area included in the geographical scope described in this Section 13 and for each year (or portion thereof) described in this Section 13.  Except for geographical coverage and duration, each such covenant of Seller and the Equity Holder shall contain all of the terms of the covenants of this Section 13.  If any arbitrator or court of competent jurisdiction refuses to enforce any covenant contained in this Section 13, then such unenforceable covenant shall be deemed to have been deleted from this Agreement to the extent necessary to permit the remaining separate covenants to be enforceable.  Seller and the Equity Holder have considered the nature and extent of the restrictions upon competition set forth in this Section 13 and agree that they are reasonable with respect to duration and geographical scope and in all other respects.  Seller and the Equity Holder agree that the preceding restrictions on such person’s activities are necessary, appropriate and reasonable to protect the goodwill, Confidential Information, trade secrets and other legitimate interests of Buyer from unfair and inappropriate competition and to obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto.

13.4

If Seller or the Equity Holder breaches any of the provisions of Section 13, the Buyer Parties may, among other remedies, cease making any Earn-Out Payments that are otherwise owed to Seller under this Agreement, unless and until a final determination is made by a court or arbiter of competent jurisdiction that Seller and/or the Equity Holder have not breached Section 13 or the Parties otherwise have resolved the allegations of the breach.  If the court or arbiter determines, or the Parties otherwise resolve, that there was a breach and assign an amount of actual monetary damages to such breach, within thirty (30) days after the effective date of such final determination by a court or an arbiter or the resolution by the parties, the Buyer Parties shall pay to Seller an amount equal to the aggregate amount of the Earn-Out Payments withheld by the Buyer Parties pursuant to this Section, less the amount of the Buyer Party’s actual monetary damages as set forth in such final determination or resolution of the parties.  Notwithstanding the foregoing, in no event shall withholdings by the Buyer Parties from the Earn-Out Payment be deemed an acknowledgement by the Parties that damages or the withholding of payment is an adequate remedy for the breach of the provision of this Section 13.  Seller and the Equity Holder agree and acknowledge that damages and such termination of payments would be an inadequate remedy for his or its breach of any of the provisions of this Section 13, and that his or its breach of any of such provisions will result in immeasurable and irreparable harm to Buyer.  Therefore, in addition to any other remedy to which Buyer may be entitled by reason of Seller’s or the Equity Holder’s breach of any such provision, Buyer shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief from any court of competent jurisdiction restraining Seller or the Equity Holder from committing or continuing any breach of any provision of this Section 13.

13.5

Seller hereby authorizes Buyer to file the Name Change Amendment with the Secretary of State of the State of California any time after the Closing Date.  From and after the Closing Date, Seller and the Equity Holder shall cease to use, and they shall each cause their respective employees, agents, representatives and affiliates to cease to use, the name “Allianex” (or any variation thereof) for any purpose other than for the benefit of Buyer.

14.

Survival of Representations and Warranties

14.1

All representations and warranties made by each of the Parties hereto shall survive the Closing for a period of 24 months after the Closing Date, except that:

(a)

Representations and warranties that are made fraudulently (as defined under common law) or in Sections 4.1 (Conduct of Business), 4.2 (Seller Authorization), 4.3 (Ownership), and 4.4 (Capitalization), Section 5.1 (Equity Holder Authorization), Section 5.3 (Ocenture Agreement), Section 6 (Securities Representations) and Section 7.2 (Buyer Parties Authorization) shall survive forever; and

(b)

Representations and warranties that are contained in the following sections of this Agreement shall survive for the applicable statute of limitations: 4.9 (Compliance), 4.10 (Taxes), 4.19 (Hazardous Substances), and 4.21 (Employment).

14.2

A claim with respect to a breach of a representation or a warranty shall not be foreclosed if the maker of such claim shall have made such claim in writing to the other Party prior to the expiration of the survival period described above.

15.

Indemnification

15.1

Seller and the Equity Holder jointly and severally agree to indemnify, defend and hold harmless the Buyer Parties and their respective directors, officers, employees, shareholders and Affiliates of Buyer, acting in their capacities as such (collectively, the “Seller Indemnified Parties”), against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties, and reasonable attorneys’ fees (“Damages”), incurred by the Seller Indemnified Parties arising, resulting from, or relating to:

(a)

all claims, Indebtedness, Taxes, obligations, commitments and Liabilities of Seller arising before or after the Closing, including without limitation all Proceedings to which Seller is a party as of the Closing, other than the Assumed Obligations;

(b)

all claims, obligations and Liabilities arising after the Closing Date resulting from the breach by a current or former employee, consultant or Affiliate of Seller of any confidentiality, non-disclosure, non-circumvention or similar obligations arising out of any Assumed Contracts;

(c)

any breach of the representations or warranties made by Seller or the Equity Holder under this Agreement or any certificate, instrument or writing delivered in connection therewith;

(d)

any default by Seller or the Equity Holder in the performance of any of its, his or their respective obligations under this Agreement;

(e)

any attempt (whether or not successful) by any Person to cause or require a Seller Indemnified Party to pay or discharge any claim, Indebtedness, Tax, obligation, commitment or Liability of Seller, to the extent not included in the Assumed Obligations; or

(f)

any claim, dispute, Proceeding, compromise, settlement, assessment or judgment arising out of any of the matters indemnified against in this Section 15.1.  If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 15.1, an Encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any Seller Indemnified Party, the Seller and the Equity Holder shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Buyer Indemnified Party to obtain the prompt release of such Encumbrance, attachment, garnishment or execution.

15.2

Buyer and Kensington jointly and severally agree to indemnify, defend and hold harmless the Equity Holder, Seller and each of their respective directors, officers, managers, employees, and Affiliates, acting in their capacities as such (collectively, the “Buyer Indemnified Parties”), against any and all Damages, incurred by any of the Buyer Indemnified Parties arising, resulting from, or relating to:

(a)

all claims, Indebtedness, Taxes, obligations, commitments and Liabilities of Buyer arising before or after the Closing unless and to the extent such claim, Indebtedness, Tax, obligation, commitment or Liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller or the Equity Holder under this Agreement or any schedule or exhibit thereto or any certificate or instrument delivered in connection therewith;

(b)

the Assumed Obligations;

(c)

any breach of the representations or warranties made by the Buyer Parties under this Agreement or any certificate, instrument or writing delivered in connection therewith;

(d)

any default by any of the Buyer Parties in the performance of any of their obligations under this Agreement;

(e)

any attempt (whether or not successful) by any Person to cause or require any of the Buyer Indemnified Parties to pay or discharge any claim, Indebtedness, Tax, obligation, commitment or Liability of Buyer; or

(f)

any claim, dispute, Proceeding, compromise, settlement, assessment or judgment arising out of any of the matters indemnified against in this Section 15.2.  If, by reason of the claim of any third party relating to any of the matters subject to indemnification under this Section 15.2, an Encumbrance, attachment, garnishment or execution is placed upon any of the property or assets of any Buyer Indemnified Party, the Buyer Parties shall also, promptly upon demand, furnish an indemnity bond satisfactory to the Buyer Indemnified Party to obtain the prompt release of such Encumbrance, attachment, garnishment or execution.

15.3

Seller and the Equity Holder shall jointly and severally indemnify, hold harmless and agree to defend (with counsel reasonably acceptable to Buyer) the Buyer Parties against any Damages arising by reason of noncompliance with the California Bulk Sales Law (i.e., Division 6 of the California Commercial Code) (“Bulk Sales Laws”), to the extent such Bulk Sales Laws apply to the transactions contemplated by this Agreement.

15.4

No claims shall be made by a Seller Indemnified Party for indemnification from Seller or the Equity Holder pursuant to Section 15.1(c), or by a Buyer Indemnified Party for indemnification from Buyer pursuant to Section 15.2(c), unless and until the aggregate amount of Damages incurred by all such Seller Indemnified Parties or Buyer Indemnified Parties, with respect to claims under those Sections in the aggregate exceeds $50,000, in which event Seller and the Equity Holder, or the Buyer Parties, as applicable, shall become liable for all such Damages.  The maximum aggregate indemnification obligation of Seller and the Equity Holder pursuant to Section 15.1(c), which maximum amount shall be the obligation of Seller and the Equity Holder jointly and severally, shall not exceed the sum of the amount of the (i) the Closing Cash Payment, plus (ii) the Fair Market Value of the Closing Shares, plus (iii) the aggregate amount of Earn-Out Payments paid or payable to Seller.  These limitations shall not apply to a claim that is made based upon alleged fraud.  The Parties shall be entitled as a result of misrepresentation, breach or default under this Agreement, to pursue any and all non-monetary relief to which any of them may otherwise be entitled at law, in equity or otherwise.

15.5

No claims shall be made by a Seller Indemnified Party for indemnification from Seller or the Equity Holder pursuant to Section 15.1(c), or by a Buyer Indemnified Party for indemnification from Buyer pursuant to Section 15.2(c), after the survival period for such representation and warranty under Section 14 of this Agreement.

15.6

If a claim for Damages (a “Claim”) is to be made by a party entitled to indemnification hereunder (an “Indemnified Party”) against the indemnifying party (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party, which notice shall specify whether the Claim arises as a result of a claim by a Person that is not a Party to this Agreement against the Indemnified Party (a “Third-Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify (to the extent that the information is available) the factual basis for the Claim and the amount of the Damages, if known.

15.7

If a Claim is a Third-Party Claim under this Section 15, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and only to the extent) that the Indemnifying Party thereby is damaged.  With respect to a Third-Party Claim:

(a)

If after receipt of the Claim Notice the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Third-Party Claim, the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, and subject to the rights of an insurer or other Person having liability therefor, (i) to take control of the defense and investigation of such Claim; (ii) to employ and engage attorneys of its own choice, but, in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to such Claim (including, without limitation, any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to one firm of separate counsel of its own choosing; and (iii) to compromise or settle such action, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed, and provided that such compromise or settlement requires no payment obligation by the Indemnified Party (unless the Indemnifying Party concurrently pays to the Indemnified Party the full amount of such payment obligation).

(b)

The Indemnified Party may, in its sole discretion and at its sole cost, employ counsel to represent it (in addition to counsel employed by the Indemnifying Party, at its own expense) in any such matter, and in such event counsel selected by the Indemnifying Party shall be required to cooperate with such counsel of the Indemnified Party in such defense, compromise or settlement for the purpose of informing and sharing information with such Indemnified Party.  In any such Third-Party Claim, the Indemnified Party will, at its own expense, make available to the Indemnifying Party those employees of the Indemnified Party or its Affiliates whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and in defending any such Proceeding; provided, however, that any such access shall be conducted in such a manner as not to interfere with the operations of the businesses of the Indemnified Party and its Affiliates.

(c)

If the Indemnifying Party fails to assume the defense of such Claim within 15 calendar days after receipt of the Claim Notice, the Indemnified Party against which such Claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party.  If the Indemnified Party assumes the defense of the Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.  The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 15.7 and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment.

15.8

If Buyer becomes entitled to receive an indemnification payment under the terms of this Section 15, Buyer shall have the right to apply any unpaid Earn-Out Payments that are otherwise payable to Seller pursuant to Section 2.2 above as an offset against, and in full or partial satisfaction of, the amounts that are owed to Seller or the Equity Holder pursuant to the indemnification provisions of this Section 15.  However, the amount or duration of the indemnification obligations pursuant to this Section 15 shall not be limited to the Earn-Out Period.

15.9

The Equity Holder releases and discharges the Buyer Parties and their Affiliates, subsidiaries, officers, directors, employees, shareholders, agents, attorneys and predecessors and successors in interest, heirs, executors and assigns, from any and all claims for relief, including all causes of actions, suits, petitions or demands in law or equity, direct, derivative, or otherwise, and any and all allegations of liability, including any allegation of debts, obligations, promises, guarantees, damage awards, or for any equitable, legal and administrative relief that have been, could have been, or may be asserted in any court action, whether federal or state, or otherwise, or before any administrative body, tribunal, arbitrator or arbitration panel, regardless of whether known or unknown, foreseen or unforeseen, or fixed or contingent at the time of this Agreement, that the Equity Holder may have against the Seller.  The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which the Equity Holder does not suspect to exist in its favor which, if known at the time of executing this Agreement, might have affected its actions, and therefore the Equity Holder expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The Equity Holder hereby waives and relinquishes all rights and benefits that he has or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that he may lawfully waive such rights.  The Buyer Parties acknowledge that this Section is intended to release the Buyer Parties only from any successor or similar liability to either of the Equity Holder by reason of the dealings between and among Seller and the Equity Holder and that the release provided in this Section does not limit the obligation of the Buyer Parties under Section 15.2 above.

16.

Termination of Agreement

16.1

This Agreement may be terminated prior to the Closing as provided below:

(a)

Buyer and Seller may terminate this Agreement by mutual written consent (with or without the consent of the Equity Holder) at any time prior to the Closing Date;

(b)

Subject to Section 16.2, Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date in the event Seller or the Equity Holder is in breach, and Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing Date in the event either of the Buyer Parties is in breach, of any material representation, warranty, or covenant contained in this Agreement; provided, however, that the Party in breach shall have 10 calendar days from the date of such written notice to cure such breach; or

(c)

Buyer or Seller may terminate this Agreement by giving written notice to the other Party at any time prior to the Closing Date if the Closing shall not have occurred on or before May 18, 2010, by reason of the failure of any condition precedent under Section 9 or 10 above, as applicable (unless the failure results primarily from the terminating Party itself breaching any representation, warranty, or covenant contained in this Agreement).

16.2

In the event of a termination of this Agreement pursuant to Section 16.1 above, all obligations of the Parties hereunder shall terminate without liability of any Party to any other Party, except that in the event of a termination under Section 16.1(b) above, the Party in breach shall pay all costs and charges incurred by the non-breaching Party in pursuit of the consummation of the transactions contemplated by this Agreement; provided, however, that the aggregate amount for which any Party may be liable under this Section shall not exceed One Hundred Thousand Dollars ($100,000).  Notwithstanding the termination of this Agreement pursuant to the preceding sentence, the obligations of the Parties described in Sections 12 and 15 of this Agreement shall survive.

17.

General Provision

17.1

Construction.  This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereof.  Unless otherwise prohibited by law, this Agreement shall be enforced or otherwise adjudicated only in the Superior Court, County of Los Angeles, State of California.  Each Party consents to the continuing personal jurisdiction of said court for the purposes of any such adjudication.

17.2

Notices.  All notices, requests, demands and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered mail, postage prepaid, addressed to the following parties, their successors in interest or their permitted assignees at the following address, or such addresses as the parties may designate by written notice in this manner aforesaid.

Seller and the Equity Holder:	ALLIANEX, LLC 1676 Franceschi Road Santa Barbara, CA 93103 Attn: Ken Rotman
Buyer Parties:	KENSINGTON LEASING, LTD. 1005 South Center Street Redlands, 92373 Attn: Angelique de Maison

17.3

Assignments.  This Agreement shall not be assignable by any Party without the prior written consent of the other Parties.

17.4

Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement shall bear his or its own costs and expenses incurred in connection with this Agreement.  Notwithstanding anything in this Agreement to the contrary, the Buyer Parties shall be solely responsible for the payment of all costs and expenses of the Audit.

17.5

Remedies.  Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement is intended to be exclusive, and each Party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise.  The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

17.6

Arbitration of Disputes

(a)

Each Party is required to notify the other Parties, in writing, of any dispute, claim, or controversy arising out of this Agreement.  As to disputes related to indemnification, the Parties will provide written notice in accordance with this Agreement.  As to all other disputes, the Parties will provide notice in the form of a written description of the basis for the dispute and the remedy sought, delivered in accordance with this Agreement.  Other than breaches or threatened breaches relating to the obligations set forth in Sections 12 (Confidentiality) and 13 (Non-Competition) hereof, if, within thirty (30) days after delivery of the notice, the Parties are unable to resolve the dispute, then any Party may submit the dispute to binding arbitration.

(b)

Other than breaches or threatened breaches relating to the obligations set forth in Sections 12 (Confidentiality) and 13 (Non-Competition) hereof, any dispute, claim, or controversy arising out of this Agreement which cannot be resolved by the Parties as set forth above, including but not limited to Claim for indemnifications made pursuant to Section 15, will be determined by binding arbitration conducted by one arbitrator and administered by Judicate West, pursuant to the American Arbitration Association Commercial Arbitration Rules then in effect except to the extent those rules conflict with any provision of this Section.  If, within thirty (30) days after submission of any dispute to arbitration, the Parties cannot mutually agree on one Judicate West arbitrator, then the Parties will arrange for Judicate West to designate a single arbitrator according to the process set forth in the American Arbitration Association Commercial Arbitration Rules.

(c)

The arbitrator will set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute.  In an arbitration regarding a Claim for indemnification, the decision of the arbitrator as to the validity and amount of any such Claim for indemnification will be subject to the limitations set forth in this Agreement and final, binding, and conclusive upon the Parties.  In an arbitration to resolve any other dispute, claim, or controversy arising out of this Agreement, the decision of the arbitrator will be final, binding, and conclusive upon the Parties.

(d)

The decision of the arbitrator will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrator.  As part of such award, the prevailing Party (as determined by the arbitrator) will be awarded legal fees and expenses incurred in conjunction with the dispute and the losing Party will be required to pay the arbitrator’s fees and the administrative fee of Judicate West.  All payments required by the decision of the arbitrator will be made within thirty (30) days after the decision of the arbitrator is rendered.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

(e)

The rights and remedies of the Parties hereto will be cumulative (and not alternative).  The Parties agree that, in the event of any breach or threatened breach by any Party of any of the obligations set forth in Sections 12 (Confidentiality) and 13 (Non-Competition) hereof for the benefit of any other Party, such other Party will be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach in an arbitration instituted pursuant to this Section 17.6.

17.7

Attorneys’ Fees.  Should any Party hereto retain counsel for the purpose of enforcing, or, when there are reasonable facts to indicate a potential material breach, preventing the breach of any provision hereof including the institution of any action or proceeding, whether by arbitration, judicial or quasi-judicial action or otherwise, to enforce any provision hereof or for damages for any alleged breach of any provision hereof, or for a declaration of such Party’s rights or obligations hereunder, then, if such matter is settled by arbitration or judicial determination, the prevailing Party shall be entitled to be reimbursed by the losing Party for all costs and expenses incurred thereby, including reasonable attorneys’ fees for the services rendered to such prevailing Party.

17.8

Entire Agreement.  This Agreement and the exhibits and other documents specifically referred to herein or required to be delivered pursuant to the terms of this Agreement represent the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersede all prior agreements, understandings, discussions, negotiations and commitments of any kind.  This Agreement may not be amended or supplement, nor may any rights hereunder be waived, except in writing signed by each of the Parties affected thereby.  This Agreement is solely for the benefit of the Parties hereto and, to the extent provided herein, their respective estates, heirs, successors, Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

17.9

Section Headings.  The section headings in this Agreement are conveniences only, are not a part of this Agreement and shall not be used in construing it.

17.10

Severability.  In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or enforceability of any other provision or part of this Agreement.

17.11

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

17.12

Equity Holder Approval.  The Equity Holder by executing this Agreement, is authorizing and approving the sale of the Acquired Assets and the transactions contemplated by this Agreement in his capacity as Equity Holder of Seller.  Kensington, by executing this Agreement, is authorizing and approving the purchase of the Acquired Assets and the transactions contemplated by this Agreement in its capacity as the sole stockholder of Buyer.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

Seller: ALLIANEX, LLC By:/s/ Ken Rotman By: Ken Rotman Its: Member and Manager
_/s/ Ken Rotman_______________ Ken Rotman

Buyer: ALLIANEX CORP. By:/s/ Angelique de Maison By: Angelique de Maison Its: Chief Executive Officer
Kensington: KENSINGTON LEASING, LTD. By: /s/ Angelique de Maison By: Angelique de Maison Its: Chief Executive Officer

APPENDIX I

“Accounts Payable” shall mean trade payables incurred by Seller prior to the Closing Date in the ordinary course of business (and not otherwise paid prior to the Closing Date).

“Accounts Receivable” shall mean all accounts, notes and other receivables accrued to Seller prior to the Closing Date.

“Acquired Intellectual Property” shall mean all Intellectual Property owned or licensed by Seller, which shall include, without limitation, (i) all Intellectual Property identified on Schedule 1.1(c); (ii) the name “Allianex” and any derivations thereof; (iii) all trademarks, service marks, trade dress, logos, trade names and Internet domain names together with all goodwill associated therewith, including, without limitation, the use of all translations, adaptations, derivations and combinations of the foregoing, of Seller, including but not limited to any trademarks, service marks, trade dress or logos associated with the “My Tech Card” brand; (iv) copyrights and copyrightable works (including without limitation, web sites) and all registrations, applications and renewals for any of the foregoing of Seller; and (v) all telephone numbers and all facsimile numbers that Seller identifies or advertises in the ordinary course of business to its customers or the general public as those to be used for contacting Seller.

“Acquisition Proposal” shall have the meaning set forth in Section 8.8.

“Affiliate” with respect to any Person, shall mean (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the capital stock or equity of such Person; (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint venturers and partners, (iv) any trust or beneficiary of a trust of which such Person is the sole trustee, or (v) any lineal descendants, ancestors, spouse or former spouses (as part of a marital dissolution) of such Person (or any trust for the benefit of such Person).  For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of their management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the introduction.

“Approved Pre-Closing Payments” shall mean payments prior to the Closing by Seller using the proceeds of the Bridge Advance for ordinary and reasonable costs and expenses of the Seller Prepaid Card Business, which payments are approved by the Buyer Parties in its reasonable discretion.  All operating costs and expenses of Seller included in the budget that it has previously presented to the Buyer Parties shall be considered Approved Pre-Closing Payments and Seller may pay such amounts without further approval by Kensington.

“Assumed Contracts” shall have the meaning set forth in Section 1.1 (a).

“Assumed Obligations” shall have the meaning set forth in Section 1.6.

“Audit” shall mean the unqualified audit to be conducted by the Auditor on the financial statements of the Buyer as reasonably required by Buyer in order to satisfy Buyer’s reporting obligations with the SEC.

“Auditor” shall mean the independent public accountant selected by Seller (and approved by the Buyer Parties) to conduct the Audit.

“Bank Accounts” shall mean all of the bank deposits in the name or for the benefit of Seller.

“Bridge Advance” shall have the meaning set forth in Section 8.10.

“Bridge Loan” shall mean that certain Promissory Note, dated March 30, 2010, issued by Seller in favor of Suprafin, Ltd., in a principal amount of $100,000 and bearing interest at a rate of 10% per annum, which was repaid in full and cancelled prior to the date of this Agreement.

“Bulk Sales Laws” shall have the meaning set forth in Section 15.3.

“Business Day” shall mean any day of the week other than a Saturday, Sunday, or a legal holiday, or a bank holiday in the State of California.

“Buyer” shall have the meaning set forth in the introduction.

“Ceiling Value” shall mean $4.00 per share, subject to equitable adjustment for any stock split, reverse stock split and stock dividend with respect to the Common Stock after the date hereof.

“Charter Documents” shall mean (i) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (vi) any amendment to any of the foregoing.

“Claim” shall have the meaning set forth in Section 15.6.

“Claim Notice” shall have the meaning set forth in Section 15.6.

“Closing” shall have the meaning set forth in Section 3.

“Closing Asset Schedule” shall have the meaning set forth in Section 9.12(c).

“Closing Cash Payment” shall have the meaning set forth in Section 2.1(a).

“Closing Date”  shall have the meaning set forth in Section 3.

“Closing Shares” shall have the meaning set forth in Section 2.1(b).

“Common Stock” shall mean the common stock, par value $0.001 per share, of Kensington as it exists as of the Effective Date and all securities and other property into which the Common Stock may be converted or for which it may be exchanged after the Effective Date.

“Confidential Information” shall mean any information which is not public knowledge regarding the Prepaid Card Business, Kensington, Buyer, Seller, the Equity Holder, or any third party with whom any of the Parties does business or from whom such Party receives information, including but not limited to any business secret, trade secret, financial information, proprietary software, internal procedure, business plan, marketing plan, pricing strategy or policy, supplier list, or customer list.

“Consent” shall mean any approval, consent, ratification, waiver, Governmental Authorization or other authorization.

“Contract” shall mean any agreement, contract, commitment, lease obligation, promise, arrangement, understanding, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” shall have the meaning set forth in Section 15.1.

“Disclosing Party” shall have the meaning set forth in Section 12.1.

“Direct Claim” shall have the meaning set forth in Section 15.6.

“Earn-Out Payment” shall have the meaning set forth in Section 2.2(a).

“Earn-Out Period” shall have the meaning set forth in Section 2.2(a).

“Earn-Out Quarter” shall have the meaning set forth in Section 2.2(a).

“Earn-Out Shares” shall have the meaning set forth in Section 2.2(c).

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, determined by Kensington in accordance with the accounting principles used by Kensington in its audited financial statements for the applicable fiscal year.

“Employment Agreement” shall mean the Employment Agreement between Buyer and the Equity Holder, dated the date hereof.

“Employee Benefit Plan” with respect to any Person shall mean any plan, arrangement or Contract providing compensation or benefits to, for or on behalf of employees and/or directors of such Person, including employment, deferred compensation, retirement or severance Contracts; plans pursuant to which equity securities of such Person or an Affiliate of such Person are issued, including stock purchase, stock option, stock appreciation rights plans; bonus, severance or incentive compensation plans or arrangements; supplemental unemployment benefit, hospitalization or other medical, life or other insurance; and all “employee benefit plans,” within the meaning of Section 3(3) of ERISA maintained by, contributed to (or required to be contributed to), or sponsored by such Person.

“Encumbrance” shall mean any liens, security interests, pledges, charges, mortgages, conditional sales agreements, title retention agreements and other encumbrances.

“Equity Holder” shall have the meaning set forth in the introduction.

“Equity Interest” shall mean (i) with respect to a corporation, any and all shares of capital stock and Stock Equivalents, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests and any Stock Equivalents and (iii) any other equity ownership or participation in a Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value of the Common Stock” on any date shall be the average of the closing or last reported sales prices of the Common Stock on the 10 trading day period ending on such date (or if closing or last reported prices are not reported on a particular date, the average of the closing bid and asked prices on such date), in case as reported on a recognized reporting service (such as Yahoo Finance); provided, however, that if the Common Stock is not listed on a national securities exchange or authorized for quotation of the OTC Bulletin Board or Pink Sheets, the fair market value shall be the amount determined in good faith by the Board of Directors of Kensington.

“Floor Value” shall mean $2.00 per share, subject to equitable adjustment for any stock split, reverse stock split and stock dividend with respect to the Common Stock after the date hereof.

“Forgiven Bridge Amount” shall have the meaning set forth in Section 8.10.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” shall mean any toxic or hazardous substances, materials or wastes, any petroleum or oil or any pollutant.

“Indebtedness” shall mean, as applied to any Person, all indebtedness of such Person to any other Person for borrowed money, whether current or funded, or secured or unsecured and all such Indebtedness of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured against loss.  Indebtedness shall not include trade payables or other indebtedness (except for borrowings) incurred in the ordinary course of business consistent with past practice.

“Indemnified Party” shall have the meaning set forth in Section 15.6.

“Indemnifying Party” shall have the meaning set forth in Section 15.6.

“Injured Party” shall have the meaning set forth in Section 12.2.

“Intellectual Property” shall mean each of the following:  (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof (collectively, “Patents”); (ii) trademarks, service marks, trade dress, logos, trade names, and Internet domain names together with all goodwill associated therewith, and the use of all translations, adaptations, derivations and combinations of any and all the foregoing (collectively, “Marks”); (iii) copyrights and copyrightable works (including, without limitation, web sites) and all registrations, applications and renewals for any of the foregoing (collectively, “Copyrights”); (iv) information not generally known to the public or that would constitute a trade secret under the Uniform Trade Secrets Act, and confidential information (including, without limitation, know-how, research and development information, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information) (collectively, “Trade Secrets”); (v) other intellectual property rights; (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), along with all income, royalties, damages and payments due or payable after the Closing including, without limitation, damages and payments for past or future infringements or misappropriations thereof; (vii) the right to sue and recover for past infringements or misappropriations thereof; (viii) any defenses related to any of the above; and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Inventory” shall mean all inventory, consisting principally of prepaid gift cards, held by Seller for sale as of the Closing, but excluding obsolete, discontinued, damaged and returned goods.

“Knowledge” shall mean and an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor, trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Material Adverse Effect” means, when used in connection with Seller, any change or effect that is materially adverse to the Acquired Assets, the Seller Prepaid Card Business or Seller’s operations, assets, financial condition or prospects, taken as a whole.

“Name Change Amendment” shall have the meaning set forth in Section 9.12(e).

"Ocenture Agreement" shall mean that certain Redemption Agreement among Better Than Geeks, LLC, a Delaware limited liability company, Ocenture, LLC, a Florida limited liability company, and the Equity Holder effective as of March 16, 2007, as amended by that certain Amendment Number One to Redemption Agreement among the same parties effective as of July 3, 2008.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Party” shall mean a party to this Agreement.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Prepaid Card Business” shall mean the business of producing, marketing and distributing prepaid cards.

“Proceeding” shall mean any action, arbitration, audit, claim, demand, hearing, investigation, inquiry, litigation, suit or appeal (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Receiving Party” shall have the meaning set forth in Section 12.1.

“Retained Assets” shall have the meaning set forth in Section 1.2.

“Sale of Buyer” shall have the meaning set forth in Section 2.2(i).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer concurrently with or prior to Seller’s execution and delivery of this Agreement, which schedule sets forth exceptions to, or contains the schedules specifically referenced in, the representations and warranties in Section 4 of this Agreement.

“Seller Financial Statements” shall mean the unaudited financial statements of Seller for the fiscal year ended December 31, 2009 and the four-month period ended April 30, 2010, included in the Seller Disclosure Schedule.

“Seller Indemnified Parties” shall have the meaning set forth in Section 15.1.

“Seller Prepaid Card Business” shall have the meaning set forth in the recitals.

“Shares” shall mean the Closing Shares and the Earn-Out Shares.

 “Software” means each of the following: computer programs, known by any name, whether in use or under development, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, tools, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, development tools, maintenance tools, system designs, program structure, sequence and organizations, screen displays and report layouts, and all other material related to the said computer programs.

“Stock Equivalents” of any Person shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity interests of such Person.

“Subject EBITDA” shall have the meaning set forth in Section 2.2(b).

“Tax” or “Taxes” shall mean:  (a) any income, corporation, gross receipts, business, profits, gains, capital stock, capital duty, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, payroll, premium, property, or windfall profits tax, estimated, ad valorem or excise tax, alternative or add-on minimum tax or other similar tax (including, without limitation, any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Body; and (b) any Liability for the payment of any amount of the type described in clause (a) as a result of Seller being a successor to or transferee of any other corporation at any time on or prior to the Closing Date, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Return” or “Tax Returns” shall mean any or all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refunds of Taxes, including any amendments or supplements to any of the foregoing.

“Third-Party Claim” shall have the meaning set forth in Section 15.6.

“Transfer” shall mean sell, assign, transfer, pledge, license, grant a security interest in, or otherwise dispose of, with or without consideration, and “Transferred” shall have a correlative meaning.

“Transferred Cash” shall have the meaning set forth in Section 1.1(d).

“Working Capital Funds” shall have the meaning set forth in Section 8.11.